Hospitality Properties Trust
                  Computation of Pro Forma Ratio of Earnings to
                           Combined Fixed Charges and
                         Preferred Dividends (amounts in
                        thousands, except ratio amounts)



                                                                               For the Year Ended December 31, 1998
                                                                               ------------------------------------

                                                                                                                 Adjusted
                                                                         Historical          Pro Forma          Pro Forma
                                                                         ----------          ---------          ---------
Income before extraordinary item available for common shareholders      $ 87,982             $ 84,571           $ 95,498
Fixed charges and preferred dividends                                     21,751               47,396             53,269
                                                                        --------             --------           --------

       Adjusted earnings                                                $109,733             $131,967           $148,767
                                                                        ========             ========           ========


Fixed charges and preferred dividends:
       Interest on indebtedness and
          amortization of deferred
          finance costs                                                 $ 21,751             $ 40,271           $ 46,144
        Preferred dividends declared                                          --                7,125              7,125
                                                                        --------             --------           --------

              Total fixed charges and preferred dividends               $ 21,751             $ 47,396           $ 53,269
                                                                        ========             ========           ========


Ratio of earnings to combined fixed charges and preferred dividends          5.0x                 2.8x               2.8x
                                                                           =====                =====              =====



The above computation should be read in conjunction with the unaudited pro forma consolidated financial statements and other data included elsewhere in the Form 8-K to which this computation is an exhibit.